Exhibit 3.2

UMH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

6.75% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK
6.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
(Liquidation Preference $25.00 per Share)

UMH Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation and a duly authorized committee thereof, by resolutions duly adopted, (i) reclassified 4,000,000 authorized but unissued shares of common stock, par value $0.10 per share (the “Common Stock”), of the Corporation as additional shares of 6.75% Series C Cumulative Redeemable Preferred Stock of the Corporation (the “Series C Preferred Stock”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series C Preferred Stock as set forth in the Charter, and (ii) reclassified 3,700,000 authorized but unissued shares of Common Stock of the Corporation as additional shares of 6.375% Series D Cumulative Redeemable Preferred Stock of the Corporation (the “Series D Preferred Stock”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Preferred Stock as set forth in the Charter.  After giving effect to the foregoing classification, the total number of shares of Series C Preferred Stock that the Corporation has authority to issue is 13,750,000 and the total number of shares of Series D Preferred Stock that the Corporation has authority to issue is  6,000,000.

SECOND:  The additional shares of Series C Preferred Stock and Series D Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: The undersigned President of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 21st day of October, 2019.

ATTEST:		UMH PROPERTIES, INC.

By:	/s/ Craig Koster	By:	/s/ Samuel A. Landy
	Craig Koster		Samuel A. Landy
	Secretary		President